Obtaining Control of Credit Suisse Managed
Futures Strategy Fund A

As of April 30, 2016 TD Ameritrade owned
776,099 shares of the Fund which represented 28.12
% of the Fund.   As of October 31, 2016, TD
Ameritrade owned 823,539 shares of the Fund, which represented 23.54% of the Fund.
Accordingly, Shareholder continued to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Managed
Futures Strategy Fund C

As of April 30, 2016 Pershing LLC owned less than
25% of the Fund, and UBS WM owned 85,482 shares of the Fund, which represented 30.46% of the Fund. As of October 31, 2016, Pershing owned
39,844 shares of the Fund, which represented
11.52% of the Fund and UBS, owned 38,731 shares of the Fund which represented 11.20% of the Fund.
Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed
Futures Strategy Fund I

As of April 30, 2016 Merchant Holdings
("Shareholder") owned 5,092,739 shares of the
Fund which represented 57.38% of the Fund. As of
October 31, 2016, Merchant Holdings
("Shareholder") owned 4,654,143 shares of the
Fund, which represented 39.89% of the outstanding
shares.   Accordingly, Shareholder continues to be a
controlling person of the Fund